Exhibit 5.1

Bradley & Riley pc Attorneys and Counselors 2007 First Avenue SE Cedar Rapids, IA 52402-6344	Mailing Address: PO Box 2804 Cedar Rapids, IA 52406-2804 Telephone: 319-363-0101 Fax: 319-363-9824

November 5, 2026

United Fire Group, Inc.

118 Second Avenue SE

Cedar Rapids, Iowa 52407-3909

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to United Fire Group, Inc., an Iowa corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Company of 415,114 additional shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable under the United Fire Group, Inc. Non-Employee Director Stock Plan (as amended, the “Plan,” and formerly known as the “2005 Non-Qualified Non-Employee Director Stock Option and Restricted Stock Plan”). This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

We are familiar with the actions taken by the Company in connection with the Plan. For purposes of this opinion, we have examined to our satisfaction the Company’s corporate proceedings, originals or copies of the Registration Statement, the Plan and any amendments thereto, the Company’s Articles of Incorporation (as amended), Bylaws, and such other documents and instruments, and we have made such examination of law, as we have deemed appropriate.

The opinions we express below are limited to matters governed by the laws of the State of Iowa and the reported judicial decisions interpreting those laws as currently in effect, and we express no opinion as to the effect, if any, that any other law may have on the opinion expressed below. Based upon the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid, and nonassessable, provided that the consideration paid or given for the Shares upon issuance is at least equal to the par value of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Sections 7 and 11 of the Act or the rules and regulations of the Securities and Exchange Commission.

United Fire Group, Inc.

November 5, 2026

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

Very truly yours,

BRADLEY & RILEY PC

/s/ Bradley & Riley PC